As filed with the Securities and Exchange Commission on May 20, 2005

Registration No. 333—

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

KELLY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-1510762 (I.R.S. Employer Identification No.)

999 West Big Beaver Road, Troy, Michigan 48084
(Address of Principal Executive Offices) (Zip Code)

Kelly Services, Inc. Equity Incentive Plan
(Full title of the plan)

DANIEL T. LIS
Kelly Services, Inc.
999 West Big Beaver Road
Troy, Michigan 48084
(Name and Address of Agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed
Title of Securities	Amount to be	Offering Price Per	Maximum Aggregate	Amount of
to be Registered	Registered	Share*	Offering Price*	Registration Fee
Class A Common Stock, $1.00 par value	1,100,000 Shares	$27.87	$30,657,000	$3,608.33

*Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 and is based upon the average of the high and low sale prices for the registrant’s Class A Common Stock as reported by The Nasdaq Stock Market, Inc. for May 19, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) have been or will be sent or given to participants in the plan listed on the cover of this Registration Statement (the “Plan”) as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission are incorporated in this Registration Statement by reference:

     1. Annual Report on Form 10-K/A (Amendment No. 1) of Kelly Services, Inc. (the “Company”) for the fiscal year ended January 2, 2005.

     2. Quarterly Report on Form 10-Q of the Company for the fiscal period ended April 3, 2005.

     3. Current Reports on Form 8-K of the Company filed with the Commission on April 26, 2005.

     4. Description of the Class A Common Stock of the Company included in the Company’s Proxy Statement dated June 14, 1984, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interest of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful; provided however, in a suit by or in the right of the corporation no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity or such expenses deemed proper by the court.

     The Company’s Bylaws provide that the Company will indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law. The Company’s Bylaws additionally require the Company to advance expenses incurred by its directors, officers, employees and agents to the fullest extent permitted by Delaware law in connection with any matter with respect to which such persons may be entitled to seek indemnification.

     The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company’s directors will not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief will remain available under Delaware law. Each director will also continue to be subject to liability for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for unlawful distributions to stockholders and for any transaction from which the director derives an improper personal benefit. In addition, this provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Company has purchased an insurance policy which purports to insure the officers and directors of the Company against certain liabilities incurred by them in the discharge of their functions as officers and directors, except for liabilities resulting from their own malfeasance. The insurance policy provides coverage in the amount of $75,000,000 for annual aggregate claims.

Item 7. Exemption From Registration Claimed

     Not applicable

Item 8. Exhibits

     The following exhibits are filed herewith:

Exhibit
Number	Exhibit
5	Opinion of Daniel T. Lis

23	Consent of PricewaterhouseCoopers LLP

99	Kelly Services, Inc. Equity Incentive Plan

Item 9. Undertakings

     A. Subsequent Disclosure

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

          (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Incorporation by Reference

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company, in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy and the State of Michigan on May 20, 2005.

KELLY SERVICES, INC.

By	/s/ Terence E. Adderley

Terence E. Adderley, Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 20, 2005.

/s/ Terence E. Adderley

Terence E. Adderley, Director

/s/ Carl T. Camden

Carl T. Camden, Director

/s/ Jane E. Dutton

Jane E. Dutton, Director

/s/ Maureen A. Fay

Maureen A. Fay, Director

/s/ Verne G. Istock

Verne G. Istock, Director

/s/ Donald R. Parfet

Donald R. Parfet, Director

/s/ B. Joseph White	/s/ William K. Gerber

B. Joseph White, Director	William K. Gerber, Executive Vice President
and Chief Financial Officer
(principal financial officer)

/s/ Terence E. Adderley	/s/ Michael Debs

Terence E. Adderley, Chairman	Michael Debs, Vice President and Chief
and Chief Executive Officer	Accounting Officer
(principal executive officer)	(principal accounting officer)

EXHIBIT INDEX

Exhibit
Number	Exhibit
5	Opinion of Daniel T. Lis

23	Consent of PricewaterhouseCoopers LLP

99	Kelly Services, Inc. Equity Incentive Plan